Exhibit 2.2

Amendment No. 1 to Agreement and Plan of Merger

This Amendment No. 1 to Agreement and Plan of Merger (this “Amendment”) is made and entered into as of November 6, 2019 (the “Amendment Date”) by and among (i) Gordon Pointe Acquisition Corp, a Delaware corporation (“Acquiror”), (ii) GPAQ Acquisition Holdings, Inc., a Delaware corporation (“Holdings”), (iii) GPAQ Acquiror Merger Sub, Inc., a Delaware corporation (“Acquiror Merger Sub”), (iv) GPAQ Company Merger Sub, LLC, a Delaware limited liability company (“Company Merger Sub”; Company Merger Sub and Acquiror Merger Sub are together referred to herein as the “Merger Subs”; the Merger Subs, Acquiror and Holdings are collectively referred to herein as the “Acquiror Parties”), (v) HOF Village, LLC, a Delaware limited liability company (the “Company”), and (vi) HOF Village Newco, LLC, a Delaware limited liability company (“Newco”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement (as defined below).

RECITALS

WHEREAS, the Acquiror Parties, the Company and Newco entered into that certain Agreement and Plan of Merger, dated as of September 16, 2019 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement in accordance with Section 11.10 of the Agreement, on the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows in accordance with Section 11.10 of the Agreement:

Article 1

1.1               Amendment to Section 2.09(a). Section 2.09(a) of the Agreement is hereby amended by deleting the words “shall be automatically detached” in such Section 2.09(a) and replacing those words with “shall be automatically detached (if not already detached)”.

1.2               Amendment to Section 2.09(c). Section 2.09(c) of the Agreement is hereby amended by deleting the words “other than” in the first sentence of such Section 2.09(c) and replacing those words with “including”.

1.3               Amendment to Section 7.08. Section 7.08 of the Agreement is hereby amended by deleting the word “closing” in such Section 7.08 and replacing that word with “Closing”.

1.4               Amendment to Section 8.02(a). Section 8.02(a) of the Agreement is hereby amended by adding “)” after the words “Special Meeting” in such Section 8.02(a).

Article 2

2.1               Governing Law. This Amendment, and all claims or causes of action based upon, arising out of, or related to this Amendment or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

2.2               Original Agreement. For all purposes of the Agreement, each reference in the Agreement to “this Agreement” or “the Agreement” shall mean the Agreement as amended by this Amendment, and as hereafter amended or restated. Except as herein expressly amended, this Amendment shall not alter, modify or amend any of the provisions of the Agreement and the Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms.

2.3               Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Amendment shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

2.4               Entire Agreement. The Agreement, as amended by this Amendment (together with the Schedules and Exhibits to the Agreement), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and thereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties hereto or thereto or any of their respective Affiliates relating to the transactions contemplated hereby and thereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by the Agreement, as amended by this Amendment, exist between the Parties except as expressly set forth or referenced in the Agreement, as amended by this Amendment, or any related ancillary documents.

2.5               WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Next]

IN WITNESS WHEREOF the Parties have hereunto caused this Amendment to be duly executed as of the date hereof.

GORDON POINTE ACQUISITION CORP.

By:	/s/ James J. Dolan
Name: James J. Dolan
Title: Chairman & CEO

GPAQ Acquisition Holdings, Inc.

By:	/s/ James J. Dolan
Name: James J. Dolan
Title: Chairman & CEO

GPAQ Acquiror Merger Sub, Inc.

By:	/s/ Douglas L. Hein
Name: Douglas L. Hein
Title: Chief Financial Officer

GPAQ Company Merger Sub, LLC

By:	/s/ Douglas L. Hein
Name: Douglas L. Hein
Title: Chief Financial Officer

HOF VILLAGE, LLC

By:	/s/ Michael Crawford
Name: Michael Crawford
Title: Chief Executive Officer

HOF VILLAGE NEWCO, LLC
By:	HOF Village, LLC, its Sole Member

By:	/s/ Michael Crawford
Name: Michael Crawford
Title: Chief Executive Officer

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